Exhibit 99.1

FORM HOLDINGS PROVIDES SHAREHOLDER UPDATE, 2017 OUTLOOK AND SELECT 2016 FINANCIAL HIGHLIGHTS

NEW YORK – January 23, 2017 – FORM Holdings Corp. (“FORM”) (NASDAQ: FH), a diversified holding company, today updated its shareholders on the performance of each of the company's operating units in 2016, and provided an outlook for the company in 2017.

"We enter 2017 excited about the future of FORM. We concluded 2016 by completing the acquisition of XpresSpa, our largest transaction to date, and have now established ourselves as a diversified holding company. The total aggregate revenue of the individual companies, including XPresSpa (which FORM acquired in December 2016) was over $60 million in 2016,*" said Andrew D. Perlman, FORM's Chief Executive Officer.

"2016 was a transformational year for our company, focused on creating a growth-oriented platform for our companies. We witnessed strong growth at Group Mobile and the beginning stages of commercialization at FLI Charge, and extracted as much value as possible from our intellectual property assets, in which we executed a number of licenses and divested the vast majority of our patent assets," Perlman concluded.

Select 2016 Highlights and Outlook for 2017

XpresSpa

XpresSpa is the world's largest airport spa company providing nearly 1,000,000 air travelers with premium health and wellness services per year, as well as a branded line of travel products and accessories at its 52 locations across 24 major airports. The company is headquartered in New York, and has over 700 employees worldwide.

2016 Review

•	On August 8, 2016, FORM announced the signing of a definitive agreement to acquire XpresSpa; the transaction closed on December 23, 2016.
•	Ed Jankowski was recruited to be Chief Executive Officer concurrent with the acquisition process and joined XpresSpa in June 2016, bringing extensive retail and airport experience from his time at Luxottica, Godiva, Safilo Group, Solstice, World Duty Free, Liz Claiborne and Macy's.
•	XpresSpa management employed several strategic initiatives in the second half of the year to improve revenue and profitability:
o	Total revenue in 2016 was $43.3 million, an 11.6% increase as compared to 2015.
o	Same store comparable sales grew by 7.6% in 2016 as compared to 2015.*
o	For the first half of 2016, prior to implementing management's strategic initiatives, same store comparable sales were -1.6%.*
o	For the second half of 2016, following the implementation of management's strategic initiatives, same store comparable sales grew by 12%.*
•	Opened six new spa locations, including stores in the Houston, Charlotte and Dubai airports, in which XpresSpa previously did not have a footprint.
•	Extended key leases in airports including JFK, Orlando and Minneapolis.

*Same store comparable sales is a Non-GAAP financial measure, see “Use of Non-GAAP Financial Measures” below.

2017 Outlook

We intend to grow XpresSpa's revenue by attempting to improve same store revenue in existing stores and by continuing to open new stores throughout the world:

•	We expect to improve same store revenue by:
o	Focusing on the retention and recruitment of in-store staff;
o	Updating point of sale and technology infrastructure to optimize efficiencies and labor at the store level;
o	Rolling out XpresSpa 2.0, which has an updated aesthetic and optimizes the use of space in the storefronts, while clearly communicating the company’s mission of delivering a great spa experience in 30 minutes or less; and
o	Implementing marketing efforts which the company has yet to commence to date.
•	We anticipate increasing the total store count by participating in and winning requests for proposals (“RFPs”) for new locations both domestically and internationally.
o	There are currently five new XpresSpa locations scheduled to open in 2017.
o	We are currently participating in 13 RFPs for additional XpresSpa locations.
o	There are 25 additional RFPs scheduled to come out in 2017.
o	Historically XpresSpa wins 80% of the RFPs in which it participates.
o	We plan to explore a franchising model to penetrate secondary and tertiary airport markets.

Group Mobile

Group Mobile is an end-to-end solution provider for all areas of the rugged mobile hardware and services market. The company primarily focuses on large custom solutions for enterprise and the public sector. Group Mobile is headquartered in Arizona and has 30 employees.

2016 Review

•	Achieved significant increase in customer demand resulting in strong year-over-year growth:
•	2016 bookings and customer commitments of $12.1 million as compared to $5.3 million in 2015 (128% year-over-year growth)*.
•	Anticipate an additional $1 million of services revenue in the first quarter of 2017 that will be completed upon delivery of orders made during the fourth quarter*.
•	Bookings and customer commitments in the fourth quarter of 2016 were $6.4 million, an increase of over 450% as compared to the fourth quarter of 2015*.
•	Although bookings reached an all-time high, revenues for the fourth quarter will be light with revenue recognition for these orders to fall primarily in the first quarter resulting in 2016 revenue of $6.7 million. This is due to the longer manufacturing lead times on larger custom orders.
•	Largest customer in 2016 accounted for $3.3 million of orders and commitments, more than 1000% increase from the largest customer of 2015*.

•	Achieved strong sales growth by changing the business model from that of a reseller to a full-service solutions provider.
o	Recruited Darin White, President May 1, 2016 brining two decades of specific industry experience, key industry supplier relationships at Getac, Panasonic, Twinhead, Xplore Technologies, Sierra Wireless, Gamber Johnson and Synnex refocusing Group Mobile’s industry message, core business vision, mission and goals.
o	Recruited Roger Cresswell as Senior Vice President of Service and Operations. Mr. Cresswell was a founding member of Itronix, which was acquired by General Dynamics, and brings extensive experience in across all areas of computer services.
o	Acquired and provisioned 10,000 square foot configuration and service center in fourth quarter of 2016.

2017 Outlook

•	Group Mobile enters 2017 with more than $6 million of orders and commitments for the year.
•	Group Mobile’s 2017 goals are to:
o	Continue to build upon revenue growth by delivering on committed orders;
o	Add additional key staff and sales talent;
o	Create strategic alliances with manufacturing partners;
o	Grow key accounts and participate in large local level RFPs;
o	Improve margin through delivering services;
o	Continue to add innovative products to our offering; and
o	Pursue accretive acquisitions with strategic value in the rugged computing sector.

FLI Charge

FLI Charge is an early stage technology company focused on charging and power transfer solutions for low power devices, higher powered devices as well as solving infrastructure related problems. The company is headquartered in New York and has eight employees.

2016 Review

•	Launched the company at the Consumer Electronics Show in January 2016.
•	Developed extensive business development pipeline for direct implementation of FLI Charge technology at OEM level.
•	Launched consumer product June 2016, generating approximately $225,000 in pre-orders.
•	Completed manufacturing and delivery of pre-ordered product.
•	Executed partnership agreements with Bretford Furniture, MITO Corporation, HGU New York, Papp Plastics and Global Sourcing Specialist.
•	Launched e-commerce site in November 2016 and partnered with The Sharper Image to sell product through their website.

2017 Outlook

FLI Charge’s 2017 goals are to:

•	Grow direct to consumer business by achieving positive digital marketing ROI.
•	Secure placement in traditional and big box retailers.
•	Partner with additional online outlets as well as domestic and overseas distributors.
•	Design and bring to market current pipeline of additional consumer and enterprise products.
•	Commercialize solutions with strategic partners in education, hospitality, office and several other key markets.
•	Secure additional partnerships and launch products with established brands in the furniture, power tool, hospitality and auto markets.
•	Build an established and recognized brand.

Intellectual Property

On December 5, 2016, we transferred the majority of our Telecom parent portfolio, totaling approximately 500 patents and patent applications to Nokia. Moving forward we will continue to extract as much value from our remaining patent assets, maximizing return on investment.

Use of Non-GAAP Financial Measures

XpresSpa uses GAAP and non-GAAP measurements to assess the trends in its business. Items XpresSpa reviews on an ongoing basis are revenues, Comp Store Sales (which it defines as sales from stores opened longer than a year compared to the same period sales of those stores a year ago), store contribution margins, and number of transactions (which is a way to measure traffic in spas). In addition, XpresSpa monitors stores’ performance compared to its model store metrics to ensure that it is consistently opening spas that have the same or similar return dynamics as historical stores. XpresSpa believes the trends exhibited by its business are strong and substantiate its continued investment in additional locations and infrastructure.

Please note that FORM's consolidated Statement of Operations will include XpresSpa results from December 23, 2016 onwards. During the full year of 2016, XpresSpa generated $43.4 million of revenue.

Group Mobile uses bookings and customer commitments as a non GAAP measure to assess the health of the business. They represent orders placed and orders committed from the customers, which will be fulfilled in the future. Group Mobile expects to recognize bookings and commitments from customers as revenues throughout 2017.

About FORM Holdings Corp.

FORM Holdings Corp. (NASDAQ: FH) is a publicly held diversified holding company that specializes in identifying, investing in and developing companies with superior growth potential. FORM's current holdings include XpresSpa, Group Mobile, FLI Charge, Infomedia and intellectual property assets. XpresSpa is the world's largest airport spa company with 52 locations across 24 major airports. Group Mobile is a provider of rugged, mobile and field-use computing products, serving customers worldwide. FLI Charge designs, develops, licenses, manufactures and markets wireless conductive power and charging solutions. Infomedia is a leading provider of customer relationship management and monetization technologies to mobile carriers and device manufacturers. FORM Holdings' intellectual property division is engaged in the development and monetization of intellectual property. To learn more about Form Holdings Corp., visit: www.FormHoldings.com.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Statements in this press release regarding the merger between FORM and XpresSpa; the potential value created by the merger for FORM's stockholders and XpresSpa's equity holders; the potential of FORM's business after the merger; XpresSpa's projected revenue, the ability to raise capital to fund operations and business plan; the continued listing of FORM's securities on the Nasdaq Capital Market; market acceptance of FORM products; the collective ability to protect intellectual property rights; competition from other providers and products; FORM's management and board of directors after the merger; and any other statements about FORM's management team’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: the inability to realize the potential value created by the merger for FORM's stockholders; FORM's inability to maintain the listing of its securities on the Nasdaq Capital Market; the potential lack of market acceptance of FORM's products; FORM's inability to monetize and recoup FORM's investment with respect to assets and other businesses that that were acquired or will be acquired in the future; general economic conditions and level of information technology and consumer electronics spending; unexpected trends in the mobile phone and telecom computing industries; the potential loss of one or more of FORM's significant Original Equipment Manufacturer (“OEM”) suppliers,; market acceptance, quality, pricing, availability and useful life of FORM's products and services, as well as the mix of FORM's products and services sold; potential competition from other providers and products; FORM's inability to license and monetize FORM's patents, including the outcome of litigation; FORM's inability to develop and introduce new products and/or develop new intellectual property; FORM's inability to protect FORM's intellectual property rights; new legislation, regulations or court rulings related to enforcing patents, that could harm FORM's business and operating results; FORM's inability to retain key members of its management team; and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including FORM's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 10, 2016. FORM expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

FORM Holdings

212-309-7549
info@FORMHoldings.com